UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 19, 2014
(Date of earliest event reported)

CTD HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-25466	59-3029743
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14120 N.W. 126th Terrace Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

(386) 418-8060
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 19, 2014, the Registrant entered into a Securities Purchase Agreement with certain investors under which it issued 10,000,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $0.05 per share, for aggregate gross proceeds to the Registrant of $500,000 (the “Private Placement”).

In connection with the closing of the Private Placement, the Registrant’s Chief Executive Officer, C.E. Rick Strattan, converted his share of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) into one million shares of the Registrant’s Common Stock. The share of Series A Preferred Stock was the only share of Series A Preferred Stock outstanding. Initially issued in 2004 to Mr. Strattan in exchange for the surrender of 1,029,412 shares of Common Stock then owned by him, the Series A Preferred Stock carried certain voting rights that entitled its holder to cast a number of votes representing a majority of the votes entitled to be cast by all of the Registrant’s capital stock.  It was convertible by its terms into a number of shares of Common Stock to be agreed mutually by the Registrant and the holder at the time of conversion. The conversion was effected through a Conversion Agreement, dated as of February 19, 2014, between the Registrant and Mr. Strattan. The conversion of the Series A Preferred Stock was a condition to the closing of the Private Placement.

At the closing of the Private Placement, as required by the Securities Purchase Agreement, the Registrant and Mr. Strattan also entered into the Voting Commitment Letter described in more detail under Item 5.02 below, in support of the board appointment rights described in that item.

Each of the Securities Purchase Agreement, the Conversion Agreement and the Voting Commitment Letter are attached as exhibits to this Current Report on Form 8-K.  The summaries of these agreements are qualified in their entirety by reference to the agreements attached as exhibits to this report.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 is incorporated into this Item 3.02 by reference. The Shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of the private placement exemption in section 4(a)(2) of that Act and/or the provisions of Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Private Placement, the Registrant’s Board of Directors voted to increase the size of the Board of Directors from three members to five members, and voted to fill the resulting vacancies with N. Scott Fine and Markus Sieger, two of the investors under the Securities Purchase Agreement, in each case effective as of the closing of the Private Placement. Under the Securities Purchase Agreement, the Registrant will use its reasonable best efforts to include both Messrs. Fine and Sieger (or a representative of either of them, at their respective individual elections) in any proxy statement of the Registrant soliciting proxies for the election of directors.  These board appointment rights will terminate on the seventh anniversary of the Private Placement.

As a condition to the Private Placement, the Registrant and Mr. Strattan entered into a Voting Commitment Letter dated as of February 19, 2014, under which Mr. Strattan has agreed, until the seventh anniversary of the Private Placement, (i) to vote or cause to be voted all of the shares of Common Stock beneficially owned by him as of the applicable record date, at any meeting of shareholders called for the purpose of electing directors of the Registrant, “for” the election to the Board of Directors of the slate of directors nominated at such meeting by the Board, and (ii) not to support or participate in any “withhold the vote” or similar campaign, or support any other nominees other than the slate of directors nominated by the Board (including the representatives of Messrs. Fine and Sieger, as the case may be).  In order to amend the Voting Commitment Letter, the Registrant would require the approval of a majority of its Board of Directors including each of the two investor representatives referenced above.

Neither Mr. Fine nor Mr. Sieger is a party to, or has a material interest in, any transaction that would require disclosure under Item 401(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

On February 20, 2014, the Registrant issued a press release announcing the Private Placement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Securities Purchase Agreement dated as of February 19, 2014, between and among CTD Holdings, Inc. and the purchasers named therein

10.2	Conversion Agreement dated as of February 19, 2014, between CTD Holdings, Inc. and C.E. Rick Strattan

10.3	Voting Commitment Letter dated as of February 19, 2014, between CTD Holdings, Inc. and C.E. Rick Strattan

99.1	Press release dated February 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTD HOLDINGS, INC.

By:	/s/ C.E. Rick Strattan
Name:	C.E. Rick Strattan
Title:	Chief Executive Officer

Date: February 20, 2014